UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-12

SCHERING-PLOUGH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Compensation Survey

     Questions & Answers on Compensation Survey

Q1.	Why is this Compensation Survey Provided?

A1.	The Schering-Plough Board from time to time has conducted shareholder surveys to obtain feedback on issues of interest. Surveys are just one of the many methods used to learn about shareholders’ perspectives in the active shareholder relations program led by Schering-Plough’s Governance and Investor Relations teams.

For example, an earlier survey on majority voting for Directors was used to help the Board in decision making on Schering-Plough’s majority vote by-law provision.

In October 2008, the Board announced this survey. Including the survey with the annual report and proxy materials allowed Schering-Plough to reach all holders, while avoiding the cost of a separate distribution.

Q2.	Wouldn’t it be easier to conduct a Vote, instead of a survey?

A2.	Yes. But our Board does not believe a vote provides enough information to be useful. Compensation is a broad topic, and there are many major aspects to consider when evaluating a compensation program, including the mix of cash and equity; the mix of fixed compensation and performance-based compensation; the performance metrics and goals; how to handle early termination for various reasons; benchmarking and peer groups.

If a shareholder votes to ratify executive pay, it does not mean he/she likes every aspect of the current compensation system. Likewise, if a shareholder votes not to ratify executive pay, the Company must then talk to the shareholder to learn what aspects of the compensation system led to the negative vote. So Schering-Plough believes the survey is a more efficient way to obtain useful shareholder input on compensation.

Also, a number of Schering-Plough’s large institutional holders told us they do not favor a “say-on-pay” vote. They use dialogue when they have a specific issue about compensation with a particular company. They told us that their resources would be taxed evaluating pay generally at many companies where they have no particular concern, rather than working in a concentrated fashion at only those companies where they have identified an issue. Because voting carries fiduciary duties that a survey does not, shareholders who have no concerns over compensation at our company will be more comfortable skipping the survey than they would be skipping a vote.

Q3.	With the proposed combination of Schering-Plough with Merck, how will the survey be reported?

A3.	At the time the survey was announced in October 2008, the Board had planned to discuss the survey results in the 2010 proxy statement. We are evaluating a process to complete and discuss the survey before the proposed transaction with Merck closes. The timing for closing depends on antitrust approvals and other contingencies.

Schering-Plough Corporation
Shareholder Survey on Compensation
Must be returned by May 18, 2009 to be included in the results.
Schering-Plough is providing this survey for shareholders to provide input on executive pay (to be considered by the Compensation Committee of the Board) and director pay (to be considered by the Nominating and Corporate Governance Committee of the Board). Shareholders wishing to use the Internet to reply to the survey should use the following link: www.mediantonline.com/sgpsurvey.

Only shareholder responses will be considered. Shareholders must provide the following data:
(to provide a confidential response, check the box on the back of the return envelope).

Name:

Address:

Number of Shares Owned on date of response:

Date of response:

Survey Number	Survey Number
(if shares are held by a bank or broker, include a copy of the statement to verify ownership)
1. Philosophy — Retention. Our Board believes it is essential that the pay programs enable retention of a top management team with deep experience in the pharmaceutical industry. Are you comfortable that the executive pay program allows the company to attract and retain well-qualified executives?

Very		Reasonably		Less
comfortable		comfortable		comfortable

1	2	3	4	5

2. Philosophy — Ties to Performance to Drive Long-Term Shareholder Value. Our Board believes in tying substantial portions of pay to performance to drive long-term shareholder value.
2a. Percentage of Performance-Based Pay. Are you comfortable that the executive pay program includes adequate ties to company performance? As shown in the “Chart on At-Risk Pay” in the proxy statement for the 2009 Annual Meeting of Shareholders, the total target “at risk compensation” comprises 83% of the named executives’ total target compensation opportunity (including traditional stock options).

Very		Reasonably		Less
comfortable		comfortable		comfortable

1	2	3	4	5

2b. Performance Metrics. Are you comfortable the metrics used to determine 2008 performance-based compensation are appropriate? These metrics were sales, earnings, actual total shareholder return and relative total shareholder return.

Very		Reasonably		Less
comfortable		comfortable		comfortable

1	2	3	4	5

2c. New Performance Metric. Would you favor a performance metric based on the Human Pharmaceuticals research pipeline, such as number of project transitions into late stage clinical trial phases or new drug applications filed?

Strongly				Strongly
favor		Neutral		oppose

1	2	3	4	5

3. Transparency. Our Board is committed to comprehensive and transparent disclosure about compensation.
3a. Was the information in the proxy statement about company performance and executive pay clear?

Very clear		Reasonably clear		Less clear

1	2	3	4	5

3b. Was the information in the proxy statement describing the current director pay program design clear?

Very clear		Reasonably clear		Less clear

1	2	3	4	5

4. Equity Ownership by Directors and Executives.
4a. Mix of Equity in Director Pay. Our Board believes including a substantial portion of equity in director pay, and having director stock ownership requirements, helps align the Board with shareholders. Are you comfortable with the current requirements, where 1/3 of director pay is in stock and Directors must hold at least 5,000 shares of stock until retirement from the Board?

Very		Reasonably		Less
comfortable		comfortable		comfortable

1	2	3	4	5

4b. Mix of Equity in Executive Pay. Our Board believes including a substantial portion of equity in executive pay, and having executive stock ownership requirements, helps align executives with shareholders. Are you comfortable with the current equity mix, where 70% of executives’ total target compensation opportunity, as shown in the “Chart on At-Risk Pay” in the proxy statement for the 2009 Annual Meeting of Shareholders, is in stock/stock units; executives have stock ownership requirements (8 times salary for the CEO and 4 times salary for the other named executives); and executives are required to hold shares for two years after exercising stock options?

Very		Reasonably		Less
comfortable		comfortable		comfortable

1	2	3	4	5

5. Please write any other comment about executive or director pay that you may wish the Board to consider:

Check this box if you are interested in establishing a dialogue with the Company about executive or director pay.
   X BOX